Exhibit 5.1
March 11, 2026

Blue Bird Corporation
3920 Arkwright Road, Suite 200
Macon, GA 31210

            Re:      Registration Statement on Form S-8
Blue Bird Corporation Amended and Restated 2015 Omnibus Equity Incentive Plan, effective November 21, 2025

Ladies and Gentlemen:

            We have acted as counsel to Blue Bird Corporation, a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The Registration Statement relates to the registration of an additional 900,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the Blue Bird Corporation Amended and Restated 2015 Omnibus Equity Incentive Plan, effective November 21, 2025 (the “Plan”).

            In connection with rendering this opinion, we have examined or are familiar with the Registration Statement, the Second Amended and Restated Certificate of Incorporation, as amended, of the Company, the Bylaws of the Company, the corporate proceedings with respect to the authorization of the Registration Statement and the issuance of the Shares, including copies of the minutes of meetings of the Board of Directors of the Company or committees thereof, deemed by us to be relevant to this opinion. and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents.

Based upon such examination and review, we are of the opinion that the Shares of Common Stock have been duly authorized and will, upon issuance and delivery in accordance with the terms of the Plan and award agreements thereunder, be validly issued, fully paid and non-assessable outstanding shares of Common Stock.

SGR/81587850.5

            The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.  The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  This opinion letter is not a guaranty nor may one be inferred or implied.  This opinion letter speaks as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

            We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement.  In giving this consent, we do not admit that this Firm is in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
SMITH, GAMBRELL & RUSSELL, LLP

By: /s/ Terry F. Schwartz
Terry F. Schwartz, Partner
SGR/81587850.5